                                                                     Exhibit 4.9

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (the "Agreement") made the 1st day of July, 1997 between INTEGRATED BRANDS INC. (the "Corporation"), having a place of business at 4175 Veterans Highway, Ronkonkoma, New York 11779, and DAVID J. STEIN ("Employee"), residing at 78 Waters Edge Road, Southampton, New York 11968.

                                  WITNESSETH:

      In consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto agree as follows:

      I. Duties/Title: Subject to the terms and conditions of this Agreement, the Corporation hereby employs Employee, and Employee hereby accepts employment with the Corporation. Employee shall perform for the Corporation, and its affiliates, such duties as Employee shall be directed to perform by the Chairman of the Board or any other executive officer of the Corporation designated by the Chairman of the Board, or by the Board of Directors. Employee shall have the title of Vice Chairman, Chief Operating Officer and Vice President, and his duties shall be consistent with such title.

      1. Term/Effective Date: The term of Employee's employment hereunder shall commence on the date hereof and shall continue until December 31, 2002 (the "Initial Term"). Thereafter, this Agreement shall automatically renew on December 31 of each year for an additional one year term. After the Initial Term, either party may terminate this Agreement at any time, with or without cause, upon ninety (90) days written notice to the other party, provided that, if the

Corporation terminates this Agreement after the Initial Term other than "for cause", the Corporation shall, upon the effective date of such termination, pay to Employee, in addition to any salary or other amounts owed to Employee, a severance amount equal to eighteen (18) months of salary at the annual rate in effect as of the date of such termination.

      2. Salary: As compensation for his services hereunder to the Corporation, Employee shall be paid a salary at the annual rate during the term of this Agreement, as follows:

         From January 1, 1997 - December 31, 1997             $126,240
         From January 1, 1998 - December 31, 1998              185,000
         From January 1, 1999 - December 31, 1999              215,000
         From January 1, 2000 - December 31, 2000              225,000
         From January 1, 2001 - December 31, 2001              240,000
         From January 1, 2002 - December 31, 2002              250,000
         From January 1 - December 31 during any
            year after the Initial Term                        265,000

      3. Benefits. Employee shall be included in the Corporation's medical, dental and life insurance program offered to senior executive officers of the Corporation, on the same basis as offered to them. Employee shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any employee benefit plan of the Corporation generally available which may be in effect from time to time during the period of his employment hereunder.

      4. Business Expenses. The Corporation shall pay or reimburse Employee for all business expenses incurred by him in connection with the performance of his duties hereunder upon the submission to the Corporation of appropriate vouchers and receipts therefor. In addition, the Corporation shall provide for Employee's use (a) an automobile of Employee's reasonable choice, to be owned or leased and insured by the Corporation, and the Corporation shall pay or reimburse Employee for all expenses incurred by him in connection with the operation and maintenance of said vehicle, and (b) office equipment for use in Employee's home office, consisting of a personal computer, printer and fax machine.

      5. Full-Time Employment. In the performance of his duties, Employee shall not be required to relocate from his current place of residence. Employee covenants, represents, and warrants that, during the term of his employment, he shall devote all of his business time and attention to the performance of his duties hereunder except (i) to the extent reasonably required for the supervision of his personal investments, none of which shall be in a corporation competing with the Corporation, (except of Calip Dairies, Inc. and its affiliates, subsidiaries and successors, or of a public corporation no more than one (1%) percent of whose stock is owned by Employee), and (ii) to spend no more than 15% of his working time on behalf of Calip Dairies, Inc. and its affiliates, subsidiaries and successors.

      6.    Proprietary Information.

            a. Employee acknowledges that his relationship with the Corporation, or its affiliates, is one of high trust and confidence by reason of his access to, and contact with, the trade secrets or other confidential information, of the Corporation, and its affiliates, and also with respect to such secrets and information of the Corporation's franchisees, suppliers and other parties to whom the Corporation may owe an obligation of confidence. Both during the term of his employment by the Corporation and for two (2) years thereafter, Employee shall not, without the prior written consent of the Corporation, divulge or make accessible to any third party, or use for his own benefit, or for any purpose other than the exclusive benefit of the Corporation, any confidential information concerning its business and affairs, including, but not limited to, information relating to new product developments, costs of products, ingredients, formulations, manufacturing methods, proposed packaging, financial information, marketing programs, business operations, or activities, and other trade secrets, or its relationships with actual or potential franchisees, customers, or suppliers, and the needs and requirements of any such actual or potential franchisees, suppliers or customers; it being the intent hereof that Employee shall not so divulge or use any such information which is unpublished, or not readily available to the general public.

            b. Upon termination of his employment by the Corporation, or at any other time upon request, Employee will promptly deliver to the Corporation all copies of such confidential information, including, without limitation, all notes, memoranda, records, files and other documents which relate to the business of the Corporation.

      7. Non-Disruption/Non-Compete. To protect the relationships of the Corporation its present or prospective customers, suppliers, industry colleagues, franchisees, licensees, manufacturers, and employees, Employee agrees as follows:

            a. During the term of this Agreement and for a period of one year thereafter, Employee shall not directly, or indirectly (i) reveal the name of, interfere with, or endeavor to entice away from the Corporation or any of its affiliates, any of its suppliers, customers, franchisees, employees, or licensees, or (ii) solicit, employ, or interfere with the relationship between the Corporation and any person who, at any time within the preceding one-year period, was an employee of, the Corporation.

            b. Except for the Corporation, during the term of this Agreement, and for one year thereafter, Employee shall not be involved as an employee, officer, director, consultant, shareholder, owner, or in any other manner, in any business other than that of the Corporation or Calip Dairies, Inc. or its affiliates, subsidiaries or successors, which manufacturers, sells, or distributes ice cream, frozen yogurt, sorbet, sherbet, water ice, frozen fruit juice bars or any other frozen confection products.

            c. Nothing in this paragraph is intended to preclude Employee, during the one year period after the termination of this Agreement, (i) from dealing on his own behalf or on behalf of others, with any third party, including, but not limited to customers, suppliers and distributors of the Corporation, provided that in so doing (x) Employee is not in violation of any provision of this Agreement, and (y) Employee does not cause the loss or discontinuance of all, or a portion of, the Corporation's business with any such third party or result in any material negative impact upon the Corporation's sales in connection with its business with any such third party, or (ii) from being employed by, or dealing on behalf of, Calip Dairies, Inc. and its affiliates.

      8. Non-Disparagement. Employee shall not directly, or indirectly, at any time, disparage the commercial business or financial reputation of the Corporation or its affiliates or of any of their products or services.

      9. Termination. The Corporation shall have the right to terminate this Agreement upon the occurrence of either of the following: (a) if Employee shall die; or (b) "for cause". For purposes of this Agreement, "for cause" shall mean
(i) the commission of any act of moral turpitude affecting the business of the Corporation; or (ii) commission of any felony against the Corporation.

      10. No Conflicting Agreements. Employee represents and warrants that he is not a party to any agreement, contract, or understanding, whether of employment or otherwise which would, in any way, restrict or prohibit him form undertaking or performing employment in accordance with the terms and conditions of this Agreement.

      11. Notice. Any notice, request, or other communication required or desired to be given pursuant to this Agreement shall be in writing and delivered by hand, or by overnight mail, or by certified, or registered mail, return receipt requested, as follows (or to such other address as either party, by notice to the other, may, from time to time, designate):

      If to the Corporation:

                  INTEGRATED BRANDS INC.
                  4175 Veterans Highway
                  Ronkonkoma, New York 11779
                  Attention: Richard E. Smith

      with a copy to

                  TENZER GREENBLATT LLP
                  The Chrysler Building
                  405 Lexington Avenue, 23rd Floor
                  New York, New York 10174
                  Attention: Benjamin Raphan, Esq.

      If to Employee:

                  David J. Stein
                  78 Waters Edge Road
                  Southampton, New York 11968

      with a copy to:

Notice shall be deemed given upon the date of receipt by the other party.

      12. Applicable Law. This Agreement and the performance of the parties hereunder shall be governed by the laws of the State of New York. Any claim or controversy arising out of, or in connection with, this Agreement, or the breach thereof, shall be adjudicated by the Supreme Court, Queens County, State of New York.

      13. No Waiver. The failure by either party to insist upon strict compliance with any terms, covenants, or conditions hereof shall not be deemed a waiver of such terms, covenants, or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time be deemed a waiver or relinquishment of such right or power at any other time or times.

      14. Severability. The invalidity or unenforceability of any provision of this Agreement shall, in no way, affect the validity or enforceability of any other provision.

      15. Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by both parties.

      16. Indemnification. The Corporation shall indemnify and hold the Employee harmless to the fullest extent permitted by law. Such obligation shall be in addition to any indemnification of Employee contained in the Corporation's Certificate of Incorporation and/or By-Laws and shall survive the termination of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                 INTEGRATED BRANDS INC.

                                                  By: /s/ Richard E. Smith
                                                      -------------------------
                                                          Richard E. Smith
                                                          Chairman of the Board

EMPLOYEE:
/s/ David J. Stein
------------------
    David J. Stein

                                 AMENDMENT NO.1

      AMENDMENT NO. 1 to the employment agreement (the "Agreement") made the 1st day of July 1997 between INTEGRATED BRANDS INC. (the "Corporation") and DAVID J. STEIN ("Employee").

            Paragraph 3 - Salary - is hereby deleted and the following paragraph shall be substituted in lieu thereof.

            "3. Salary. As compensation for his services hereunder to the Corporation, Employee shall be paid a salary at the annual rate during the term of this Agreement, as Follows:

      From May 13, 1999 - December 31, 1999             $230,000
      From January 1, 2000 - December 31, 2000           240,000
      From January 1, 2001 - December 31, 2001           255,000
      From January 1, 2002 - December 31, 2002           265,000
      From January 1, - December 31 during any
        year after the Initial Term                      280,000"

      Other than as provided above, all of the terms and conditions of the Agreement shall remain in full force and effect.

                                       INTEGRATED BRANDS INC.

                                       BY: /s/ Richard E. Smith
                                           -----------------------
                                           Richard E. Smith
                                           Chairman of the Board

Employee:

/s/ David J. Stein
----------------------
David J. Stein

Dated: May 13, 1999

                                 AMENDMENT NO. 2

      AMENDMENT NO. 2 to the employment agreement (the "Agreement") made the 1st day of July 1997 between Integrated Brands, Inc. (the "Corporation") and David
J. Stein ("Employee"), as previously amended by the Amendment No. 1 dated May 13, 1999.

      WHEREAS, (a) the parties have entered into the Agreement, as amended, and the Corporation's parent, CoolBrands International Inc. (the "Parent") has guaranteed the Corporation's obligations thereunder; (b) the Initial Term of the Employment Agreement expired on December 31, 2002; (c) Paragraph 2 of the Employment Agreement provides, among other things, that after the Initial Term either party may terminate said agreement at any time, with or without cause, upon ninety (90) days written notice to the other party (as more specifically provided therein); (d) the Corporation wishes to continue to employ Employee in his current position with the Corporation and its Parent; and (e) so that Employee shall remained employed by the Corporation in his current position, the parties mutually desire to amend the Employment Agreement as specifically provided herein, provided that the parent shall guarantee the Corporation's obligations under the Employment Agreement as hereby amended;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Paragraph 1 ("Duties/Title") is hereby amended as follows: the last sentence shall be deleted and the following new sentence shall be substituted in lieu thereof:

            "Employee shall have the title of Co-Chief Executive Officer of the Corporation and President and Co-Chief Executive Officer of CoolBrands International Inc., and his duties shall be consistent with such title."

      2. Paragraph 2 ("Term") is hereby amended as follows; (a) in the first sentence, "2002" shall be deleted and "2013" shall be substituted in lieu thereof; and (b) in the third sentence, (i) immediately after the words "pay to Employee" shall be inserted the words "or to Employee's estate or other successors in interest, if applicable," and (ii) "eighteen (18)" shall be deleted and "thirty six (36)" shall be substituted in lieu thereof.

      3. Paragraph 3 ("Salary") is hereby deleted and the following new paragraph shall be substituted in lieu thereof;

            "Salary. At compensation for his services hereunder to the Corporation, Employee shall be paid a salary at the annual rate (in US$) during the term of this Agreement as follows:

            From June 1, 2003 to December 31, 2003        $490,000
            From January 1, 2004 to December 31, 2004      500,000
            From January 1, 2005 to December 31, 2005      520,000
            From January 1, 2006 to December 31, 2006      540,000
            From January 1, 2007 to December 31, 2007      560,000
            From January 1, 2008 So December 31, 2008      580,000
            From January 1, 2009 to December 31, 2009      600,000
            From January 1, 2010 to December 31, 2010      620,000
            From January 1, 2011 to December 31, 2011      640,000
            From January 1, 2012 to December 31, 2012      660,000
            From January 1, 2013 to December 31, 2013      680,000
            From January 1 to December 31 during
               any year after the Initial Term           700,000,"

      4. Paragraph 10 ("Termination") is hereby amended as follows: After the second sentence, the following new sentence shall be added:

            "Upon the death of Employee, the Corporation shall pay to Employee's estate or other successors in interest (x) all salary earned or accrued hereunder to the date of Employee's death and all salary Employee would have earned or accrued through the expiration of the

            Initial Term, (y) the reimbursement of any expenses not previously paid pursuant to paragraph 5 above and (z) any other compensation or benefits provided to Employee under this Agreement, including, but not limited to, the severance under paragraph 2 above, and thereafter the Corporation shall continue."

      5. The Parent hereby agrees to guarantee the obligations of the Corporation under the Employment Agreement as hereby amended,

      Other than as specifically set forth in this Amendment No. 2, the Agreement remains unchanged and in full force and effect. Any conflict between the Agreement and this Amendment No. 2 shall be controlled by the Amendment No. 2.

                             INTEGRATED BRANDS, INC.

                             By: /s/ Richard E. Smith
                                 --------------------------
                                 Richard E. Smith
                                 Co-Chairman of the Board

EMPLOYEE:

/s/ David J.Stein
---------------------
David J. Stein

THE UNDERSIGNED AGREES TO BE
BOUND BY PARAGRAPHS ABOVE:

COOLBRANDS INTERNATIONAL INC.

By: /s/ Richard E. Smith
    --------------------------
    Richard E. Smith
    Co-Chairman of the Board

Dated: July 1, 2003

                                    GUARANTEE

      This GUARANTEE is made as of July 1, 2003 by CoolBrands International Inc. (the "Guarantor") to and in favor of David J. Stein (the "Employee").

      WHEREAS, the Guarantor's wholly-owned subsidiary, Integrated Brands, Inc., ("Integrated Brands") and Employee have, entered into to that certain Employment Agreement dated July, 1997 (the "Employment Agreement"), as amended by that certain Amendment No. 1 dated May 13, 1999, and

      WHEREAS, the Guarantor has guaranteed the obligations of Integrated Brands under the Employment Agreement, as amended; and

      WHEREAS, simultaneous herewith Integrated Brands and Employee are entering into that certain Amendment No. 2 dated July 1. 2003 (the "Amendment No. 2") further amending certain provisions of the Employment Agreement; and

      WHEREAS, to induce Employee to enter into the Amendment No. 2, the Guarantor desires to guarantee the obligations of Integrated Brands under the Employment Agreement, as amended by the Amendment No. 2, as provided herein;

      NOW THEREFORE, in consideration of the premises and mutual covenants herein act forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      The Guarantor hereby agrees to guarantee the performance by Integrated Brands of each and every obligation of Integrated Brands under the Employment Agreement, as amended by the Amendment No. 2, including, without limitation, any obligations to make payments to Employee or to Employee's estate or other successors in interest, if applicable, for salary, severance, business expenses or other amount owed or compensation or benefit provided to Employee under the Employment Agreement, and to indemnify, defend and hold Employee (or, if applicable, Employee's estate or other successors in interest) harmless from and against any failure by Integrated Brands to perform any such obligation and, if necessary, to directly perform such obligation on Integrated Brands' behalf.

      IN WITNESS WHEREOF, the parties hereto have executed this Guarantee as of the date first above written.

COOLBRANDS INTERNATIONAL INC.                      EMPLOYEE

By: Richard E. Smith                               /s/ David J. Stein
    -----------------------                        ------------------
Title: CO-CHAIRMAN & CO-CEO                        David J. Stein

Date: 07/1/03